Filed pursuant to 424(b)(3)

Registration Statement No. 333-297814

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated August 4, 2026)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Up to 9,076,535 Ordinary Shares

(taking into account the 2.8:1 reverse stock split effective as of November 9, 2026)

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated August 4, 2026, as supplemented, contained in our Registration Statement on Form F-1 (Registration No.: 333-297814) (as supplemented, the “Prospectus”), relating to the resale, from time to time, of up to an aggregate of 9,076,535 ordinary shares of the Company, $0.0000000156408973 par value per share (“Ordinary Shares”), taking into account the 2.8:1 reverse stock split effective as of November 9, 2026 and further described below, by the Selling Stockholder named elsewhere in the Prospectus (the “Selling Stockholder” or the “SEPA Investor”). The Ordinary Shares included in the Prospectus consist of Ordinary Shares that the Company may, in its discretion, elect to issue and sell to the SEPA Investor, from time to time after the date of the Prospectus, pursuant to a Standby Equity Purchase Agreement the Company entered into with the SEPA Investor on December 1, 2025, as amended (the “SEPA”), in which the SEPA Investor has committed to purchase from the Company up to $250,000,000 of the Company’s Ordinary Shares in an equity line of credit (the “Equity Line”), subject to the terms and conditions specified in the SEPA. As of November 9, 2026, the Company has drawn down approximately $4.76 million from the Commitment Amount under the SEPA and had issued an aggregate of 508,929 Ordinary Shares to the SEPA Investor, in each case under the Prospectus. See the section of the Prospectus entitled “Committed Equity Financing” for a description of the SEPA and the section entitled “Selling Stockholder” for additional information regarding the Selling Stockholder.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information contained in our Report on Form 6-K, which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on November 12, 2025 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On November 9, 2026, the closing price of our Ordinary Shares was $9.35.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 13 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 12, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of November 2026

Commission File Number: 001-41639

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Mespil Business Centre, Mespil House

Sussex Road, Dublin 4, Ireland

Tel: +353-1-920-1000

(Address of Principal Executive Offices) (Zip Code)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

On November 10, 2026, SMX (Security Matters) Public Limited Company (the “Company”) amended its 2022 Incentive Equity Plan, as amended (the “Incentive Plan”), to increase the number of Ordinary Shares of the Company authorized for issuance under the Incentive Plan from 279,157 (after taking into account the Company’s 2.8-for-1 share consolidation effective as of November 9, 2026) to 901,157 (the “Amendment”).

As a foreign private issuer, the Company is permitted under Nasdaq Rule 5615(a)(3) to follow home country corporate governance practices in lieu of certain of the requirements of the Nasdaq Rule 5600 Series and Rule 5250(d) and, accordingly, the Company elected to approve the Amendment without shareholder approval.

Thereafter, as of November 12, 2026, the Company granted 188,000 restricted stock units (“RSUs”) to Haggai Alon, the Company’s Chief Executive Officer, 25,000 RSUs to Amir Bader, the Company’s Interim Chief Financial Officer, 25,000 RSUs to Zeren Browne, the Company’s Executive Vice President and Chief Strategy Officer, and an aggregate of 77,000 RSUs to the other directors of the Company. Additionally, the Company granted an aggregate of 307,000 RSUs to certain of the Company’s advisory board members, employees and other service providers for services rendered. All such RSUs vested as to 75% on the date of grant, with the remaining 25% vesting on March 31, 2027, except for an aggregate of 59,000 RSUs granted to certain advisory board members and service providers, which vested in full upon grant.

The information included in this Report of Foreign Private Issuer on Form 6-K is hereby incorporated by reference into the registration statements on Form F-3 (File Numbers 333-294606 and 333-297212) and Form S-8 (File Numbers 333-288722, 333-290452 and 333-294122) of the Company (including any prospectuses forming a part of such registration statements), and shall be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 13, 2026

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer